Exhibit 3.2

AMENDMENT NO. 1 TO THE
BYLAWS
of
BIO-PATH HOLDINGS, INC.
(the “Company”)
Effective June 21, 2010

The Bylaws of the Company shall be amended as follows:

The second sentence of Section 2.1 of the Bylaws shall be deleted in its entirety and replaced with the following:

“The meeting shall be held on the date and at the time fixed from time to time by the Board of Directors.”

* * * * *

Adopted by resolution of the Board of Directors, the 21st day of June, 2010.

/s/ Douglas P. Morris

Douglas P. Morris, Secretary